UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 26, 2013

ZBB Energy Corporation
      (Exact name of registrant as specified in charter)

Wisconsin (State or other jurisdiction of incorporation)	001-33540 (Commission file number)	39-1987014 (IRS Employer Identification Number)

N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin (Address of principal executive offices)	53051 (Zip Code)

Registrant’s telephone number, including area code:     (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	1.01. Entry Into a Material Definitive Agreement.

On September 26, 2013, ZBB Energy Corporation (the “Company”) entered into a Securities Purchase Agreement with certain investors providing for the sale of a total of 3,000 shares of Series B Convertible Preferred Stock (the “Preferred Stock”).  Investors include members of the Company’s board of directors who will purchase 500 shares of Preferred Stock.

Shares of Preferred Stock were sold for $1000 per share (the “Stated Value”) and accrue dividends on the Stated Value at an annual rate of 10%.  The Preferred Stock is convertible into a total of 15,789,474 shares of common stock of the Company (“Common Stock”) at a conversion price equal to $0.19, which was the closing price of the Common Stock on September 25, 2013 (the “Conversion Price”).  Upon any liquidation, dissolution or winding-up of the Corporation, holders of Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount equal to two times the Stated Value, plus any accrued and unpaid dividends thereon.

In connection with the purchase of the Preferred Stock, each investor will receive a warrant (each, a “Warrant” and collectively, the “Warrants”) to purchase a number of shares of Common Stock equal to 100% times such investor’s investment in the Preferred Stock divided by the Conversion Price, at an exercise price equal to the Conversion Price.  Each Warrant will be exercisable at any time on or prior to the close of business on the three year anniversary of issuance.  In addition, the Company issued a total of 407,895 Warrants to certain placement agents in connection with the transaction.

The closing of the sale of the Preferred Stock and Warrants is expected to take place on or about September 27, 2013, subject to customary closing conditions.  In connection with the closing of the sale of the Preferred Stock and Warrants, the Company will pay $62,500 in placement agent fees.  The net proceeds from the transactions will be used to meet the Company’s working capital needs and for general corporate purposes. The Company is in active discussions with several parties regarding potential strategic partnership and/or license and development transactions.  The proceeds from the transactions are intended to provide the bridge funding needed to enable the Company to complete one or more of these transactions.  However, the Company has no binding commitments for any transactions at this time and there can be no assurance that the Company will consummate any transaction.

The Preferred Stock, the Warrants and the shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants are being sold without registration under the Securities Act of 1933, as amended (the “Act”), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  Since these securities have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Act.

A copy of the form of Securities Purchase Agreement is filed herewith as Exhibit 10 and is incorporated herein by reference.  A copy of the certificate of designation of preferences, rights and limitations of the Preferred Stock is filed herewith as Exhibit 4.1 and is incorporated herein by reference.  A copy of the form of Warrant is filed herewith as Exhibit 4.2 and is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The foregoing summaries of the Securities Purchase Agreement, Preferred Stock and Warrants do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents, copies of which are filed as exhibits to this Current Report on Form 8-K.

On September 27, 2013, the Company issued a press release regarding the offering of the Preferred Stock and Warrants, a copy of which is being furnished as Exhibit 99 to this Report on Form 8-K.

Item	3.02. Unregistered Sales of Equity Securities.

The information contained in “Item 1.01 – Entry Into a Material Definitive Agreement” is incorporated herein by reference.

Item	9.01. Financial Statements and Exhibits.

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZBB Energy Corporation

Dated: September 27, 2013	By:	/s/ Eric C. Apfelbach
Name: Eric C. Apfelbach
Title: President and CEO

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock

4.2	Form of Warrant

10	Form of Securities Purchase Agreement

99	Press Release